Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE

ACT OF 1934

Date of report (date of earliest event reported):

December 7, 2007

NaturalNano, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-49901	87-0646435
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

15 Schoen Place

Pittsford, New York 14534

(Address of principal executive offices)

(585) 267-4850

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 7, 2007, we entered in a lease agreement with Cottrone Development Co., Inc. (the “Landlord”) of Rochester, New York (the “Agreement”). Under the Agreement, we will lease an approximately 9,200 square feet free-standing building at 832 Emerson Street, Rochester, NY (the “Facility”) for a period beginning December 17, 2007 and ending February 28, 2011. We may occupy the Facility from December 17, 2007 until February 29, 2008 rent free. From the period starting March 1, 2008 (the “Commencement Date”) until February 28, 2011 the rent shall be $3,300 per month. We have the option to terminate the Agreement at any time after March 1, 2010 with a 60 day notice. We also have the option to up to six (6) one year renewals of the Agreement under substantially the same terms except that the rent shall be $3,400 per month during any such renewal period.

Under the terms of the Agreement, we will place a security deposit of $3,300 with the Landlord and we are responsible for utilities, rubbish removal and snow removal, and we must carry liability insurance with limits of not less than $500,000 property damage, $1,000,000 personal property damage and the Landlord shall be named as an additional insured.

The Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K. The foregoing description of Agreement is qualified in its entirety by reference to such Exhibit.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description of Exhibit
10.1	Lease Agreement between Cottrone Development Co., Inc. and Natural Nano, Inc. dated December 7, 2007.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURALNANO, INC.

/s/ Kent A. Tapper
Date: December 7, 2007	Kent A. Tapper
Chief Financial Officer